UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   SOGIN, STEPHEN J
   BISHOP RANCH 7
   2527 CAMINO RAMON, SUITE 200

   SAN RAMON, CA 94583
2. Issuer Name and Ticker or Trading Symbol
   FiNet.com, Inc. (FNCM)
3. I.R.S. Identification Number of Reporting Person, if an entity
(Voluntary)

4. Statement for Month/Year
   03/00
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all
applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or
Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans-
4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action
or Disposed of (D)            Securities         Indirect
                                              Date        Code
A               Beneficially   D   Beneficial
                                              (Month/
or              Owned at       or  Ownership
                                              Day/Year)   Code V
Amount        D  Price        End of Month   I
------------------------------------------------------------------
------------------------------------------------------------------
Common Stock                                  03/08/00    M
317           A  $0.0600                     D  Direct
Common Stock                                  03/08/00    S
317           D  $1.2813      0              D  Direct

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or
Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-
4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action
action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code
or Disposed of (D)
                               Derivative
                               Security                       Code
V   A                D                Exercisable  Expiration
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
Non-Qualified Stock Option     $0.0600         03/08/00       M
317              (1)          03/09/00
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or
Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount
8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying
of Deri-    Derivative        Indirect
                               Date      Securities
vative      Securities    D   Beneficial

Amount or     Security    Beneficially  or  Ownership

Number of                 Owned at      I
                  -                      Title
Shares                    End of Month
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
Non-Qualified Stock Option     03/08/00  Common Stock
317                       0             D   Direct
(right to buy)

Explanation of Responses:

(1)
This option vests 25% on Grant, the remaining vest in four equal annual installments beginning on the first anniversary of the date of grant.

SIGNATURE OF REPORTING PERSON
/S/ SOGIN, STEPHEN J
DATE